Exhibit 16.1

December 19, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Dear Sir or Madam:

We have read the statements of  OSO USA LLC (the “Company”) pertaining to our firm included under Item 4.01 of Form 8-K dated December 23, 2011 and agree with such statements as they pertain to our firm.  We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

Gruber & Company, LLC